UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Chrust, Steven

   c/o SGC Advisory Services, Inc.
   1786 Bedford Street
   Stamford,  CT  06905
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   4/13/99
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Worlds Inc.
   WLDI
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below) chairman of the Board
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |60,000                |D               |-                                              |
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Common Stock                               |60,000                |I               |(1)                                            |
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Common Stock                               |16,000                |I               |(2)                                            |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Warrants to purchase Com|4/13/99  |4/13/06  |Common Stock           |1,000,000|$.50      |I            |By SGC Advisory Services, I|
mon Stock               |         |         |                       |         |          |             |nc.                        |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Held of record by Bear Stearns Securities Corp., as custodian for Reporting Person's self directed Individual Retirement Account.
(2) Reporting Person is sole trustee of the Steven Chrust BSSC Master Def Contribution Profit Sharing Account.
SIGNATURE OF REPORTING PERSON
/s/       Steven Chrust
DATE
April 15, 1999